PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)                   REGISTRATION NO. 333-37980




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

         The share amounts specified in the table on pages 9 and 10 of the base prospectus shall be replaced with the following:

                                                                          Share         Primary
                   Name of Company                         Ticker        Amounts    Trading Market
                   ---------------                         ------        -------    --------------
Agere Systems Inc. Class A                                 AGR.A        0.043117         NYSE
Agere Systems Inc. Class B                                 AGR.B        1.058252         NYSE
AOL Time Warner Inc.                                        AOL             6            NYSE
American International Group, Inc.                          AIG             2            NYSE
Astrazeneca p.l.c. *                                        AZN             4            NYSE
AT&T Corp.                                                   T             1.2           NYSE
AT&T Wireless Services, Inc.                                AWE          1.9308          NYSE
Avaya Inc.                                                   AV          0.3333          NYSE
BellSouth Corporation                                       BLS             5            NYSE
BP p.l.c. *                                                  BP             3            NYSE
Bristol-Myers Squibb Company                                BMY             3            NYSE
BT Group p.l.c.                                             BTY             2            NYSE
Cisco Systems, Inc.                                         CSCO            3           NASDAQ
Citigroup Inc.                                               C              3            NYSE
Comcast Corporation                                         CMSA          1.941         NASDAQ
The Coca-Cola Company                                        KO             3            NYSE
Dell Inc.                                                   DELL            5           NASDAQ
Deutsche Telekom AG *                                        DT             5            NYSE
Eli Lilly and Company                                       LLY             2            NYSE
EMC Corporation                                             EMC             2            NYSE
Exxon Mobil Corporation                                     XOM             4            NYSE
France Telecom *                                            FTE             2            NYSE
General Electric Company                                     GE             3            NYSE
GlaxoSmithKline p.1.c.                                      GSK             3            NYSE
Hewlett-Packard Company                                     HPQ             4            NYSE
Home Depot, Inc.                                             HD             4            NYSE
Intel Corporation                                           INTC            2           NASDAQ
International Business Machines Corporation                 IBM             2            NYSE
JDS Uniphase Corporation                                    JDSU            2           NASDAQ
Johnson & Johnson                                           JNJ             4            NYSE
LM Ericsson Telephone Company *                            ERICY           0.9          NASDAQ
Lucent Technologies Inc.                                     LU             4            NYSE
McDATA Corporation                                         MCDTA         0.07361        NASDAQ
Merck & Co., Inc.                                           MRK             3            NYSE
Microsoft Corporation                                       MSFT            6           NASDAQ
mmO2 p.l.c.                                                 OOM             2            NYSE
Morgan Stanley Dean Witter & Co.                            MWD             2            NYSE


                                                   (continued on following page)

                                                                          Share         Primary
                   Name of Company                         Ticker        Amounts    Trading Market
                   ---------------                         ------        -------    --------------
Nippon Telegraph and Telephone Corporation *                NTT             3            NYSE
Nokia Corp. *                                               NOK             4            NYSE
Nortel Networks Corporation                                  NT             2            NYSE
Novartis AG *                                               NVS             5            NYSE
Oracle Corporation                                          ORCL            4           NASDAQ
Pfizer Inc.                                                 PFE             4            NYSE
Qwest Communications International Inc.                      Q              4            NYSE
Royal Dutch Petroleum Company  *                             RD             3            NYSE
SBC Communications Inc.                                     SBC             4            NYSE
Sony Corporation *                                          SNE             2            NYSE
Sun Microsystems, Inc.                                      SUNW            4           NASDAQ
Syngenta AG                                                 SYT          1.03860         NYSE
Texas Instruments Incorporated                              TXN             3            NYSE
Total S.A. *                                                TOT             2            NYSE
Toyota Motor Corporation *                                   TM             2            NYSE
Travelers Property Casualty Corp Class A                    TAPa        0.1296129        NYSE
Travelers Property Casualty Corp Class B                    TAPb        0.2662968        NYSE
Verizon Communications                                       VZ             4            NYSE
Viacom Inc.-CL B                                           VIA.B            3            NYSE
Vodafone Group p.l.c. *                                     VOD             5            NYSE
Wal-Mart Stores Inc.                                        WMT             4            NYSE
Zimmer Holdings, Inc.                                       ZMH            0.3           NYSE

------------------------------------------
* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is July 31, 2003.